SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549

                                 SCHEDULE 13G/A

                                 Amendment No. 2

                                    UCN, Inc.
 ------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, $.0001 Par Value Per Share
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    902636109
 ------------------------------------------------------------------------------
                      (CUSIP Number of Class of Securities)

                                 April 18, 2007
 ------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


[x] RULE 13d-1(b)
[ ] RULE 13d-1(c)
[ ] RULE 13d-1(d)

CUSIP NO. 902636109                                                  Page 2 of 8
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1)  Name And I.R.S. Identification No. Of Reporting Person

    ComVest Capital LLC (51-0567247)
--------------------------------------------------------------------------------
2)  Check The Appropriate Box If A Member Of A Group (See Instructions)
    (a)     (b) [X]
--------------------------------------------------------------------------------
3)  SEC Use Only
--------------------------------------------------------------------------------
4)  Citizenship Or Place Of Organization: Delaware
--------------------------------------------------------------------------------
NUMBER OF SHARES           5) Sole Voting Power:
                                 0
BENEFICIALLY OWNED         -----------------------------------------------------
                           6) Shared Voting Power:
BY EACH REPORTING                385,000 Shares

PERSON WITH                -----------------------------------------------------
                           7) Sole Dispositive Power:
                                 0
                           -----------------------------------------------------
                           8) Shared Dispositive Power:
                              385,000 Shares

--------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned By Each Reporting Person:
    385,000 Shares
--------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares |_| (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
    1.3% of Common Stock
--------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) OO
--------------------------------------------------------------------------------

CUSIP NO. 902636109                                                  Page 3 of 8
--------------------------------------------------------------------------------
1)  Name and I.R.S. Identification No. of Reporting Person (entities only)

    ComVest Capital Management LLC (51-0567244)
--------------------------------------------------------------------------------
2)  Check the Appropriate Box if a Member of a Group (See Instructions)
    (a)  (b) [X]
--------------------------------------------------------------------------------
3)  SEC USE ONLY
--------------------------------------------------------------------------------
4)  Citizenship or Place of Organization:
    Delaware
--------------------------------------------------------------------------------
NUMBER OF SHARES           5) Sole Voting Power:
                                 0
BENEFICIALLY OWNED BY      -----------------------------------------------------

EACH REPORTING             6) Shared Voting Power
                                 385,000 Shares

PERSON WITH                -----------------------------------------------------
                           7) Sole Dispositive Power:
                                 0
                           -----------------------------------------------------
                           8) Shared Dispositive Power
                                 385,000 Shares
--------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned by Each Reporting Person:
    385,000 Shares
--------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
    1.3% of Common Stock
--------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) OO
--------------------------------------------------------------------------------

CUSIP NO. 902636109                                                  Page 4 of 8
--------------------------------------------------------------------------------
1)  Name and I.R.S. Identification No. of Reporting Person (entities only)

    ComVest Group Holdings, LLC (01-0622406)
--------------------------------------------------------------------------------
2)  Check the Appropriate Box if a Member of a Group (See Instructions)
    (a)  (b) [X]
--------------------------------------------------------------------------------
3)  SEC USE ONLY
--------------------------------------------------------------------------------
4)  Citizenship or Place of Organization: Delaware
--------------------------------------------------------------------------------
NUMBER OF SHARES           5) Sole Voting Power:
                                 0
BENEFICIALLY OWNED BY      -----------------------------------------------------
                           6) Shared Voting Power
EACH REPORTING                   385,000

PERSON WITH                -----------------------------------------------------
                           7) Sole Dispositive Power:
                                 0
                           -----------------------------------------------------
                           8) Shared Dispositive Power
                                 385,000
--------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned by Each Reporting Person:
    385,000
--------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
    1.3% of Common Stock
--------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) OO
--------------------------------------------------------------------------------

CUSIP NO. 902636109                                                  Page 5 of 8
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1) Name and I.R.S. Identification No. of Reporting Person (entities only)

Michael S. Falk
--------------------------------------------------------------------------------
2) Check the Appropriate Box if a Member of a Group (See Instructions) (a)
  (b) [X]
--------------------------------------------------------------------------------
3) SEC USE ONLY
--------------------------------------------------------------------------------
4) Citizenship or Place of Organization: USA
--------------------------------------------------------------------------------
NUMBER OF SHARES           5) Sole Voting Power:
                                 0
BENEFICIALLY OWNED BY      -----------------------------------------------------
                           6) Shared Voting Power
EACH REPORTING                   385,000

PERSON WITH                -----------------------------------------------------
                           7) Sole Dispositive Power:
                                 0
                           -----------------------------------------------------
                           8) Shared Dispositive Power
                                 385,000
-------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned by Each Reporting Person:
    385,000
--------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
    1.3% of Common Stock
--------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) IN
--------------------------------------------------------------------------------

ITEM 1(a).        Name of Issuer:
         UCN, Inc.

ITEM 1(b).        Address of Issuer's Principal Executive Offices:
         14870 Pony Express Road, Bluffdale, Utah 84065
         -----------------------------------------------------------------------

ITEM 2(a).        Names of Persons Filing:
         ComVest Capital LLC ("ComVest")
         -----------------------------------------------------------------------
         ComVest Capital Management LLC ("Management")
         -----------------------------------------------------------------------
         ComVest Group Holdings, LLC ("CGH")
         -----------------------------------------------------------------------
         Michael S. Falk
         -----------------------------------------------------------------------

ITEM 2(b).        Address of Principal Business Office or, if None, Residence:
         One North Clematis Street, Suite 300, West Palm Beach, Florida 33401
         -----------------------------------------------------------------------

ITEM 2(c).        Citizenship:

         Management, ComVest and CGH are Delaware Limited Liability Companies.

         Michael S. Falk is a U.S. citizen.
         -----------------------------------------------------------------------

ITEM 2(d).        Title of Class of Securities:
         Common Stock, $.0001 Par Value Per Share
         -----------------------------------------------------------------------

ITEM 2(e).        CUSIP Number:  902636109

ITEM 3. If this Statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is:

         The reporting persons are a group for purposes of the filing of this statement.

ITEM 4.  Ownership:
(a) Amount beneficially owned by all reporting persons: 385,000 Shares
(b) Percent of class: 1.3% of Common Stock
(c) Number of shares as to which the reporting persons have:
         (i)  sole power to vote or to direct the vote: 0 Shares
         (ii) shared power to vote or to direct the vote: 385,000


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                                                                     Page 7 of 8

         (iii) sole power to dispose or to direct the disposition: 0 Shares
         (iv)  shared power to dispose or to direct the disposition: 385,000


ITEM 5.  Ownership of five percent or less of a class.

         If this statement is being filed to reflect the fact that as of the date hereof the reporting person has ceased to be the owner of more than five percent of the class of securities, check the following: [X].

ITEM 6. Ownership of more than five percent on behalf of another person. Not applicable.

ITEM 7. Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company.
         Not applicable.

ITEM 8. Identification and classification of members of the group. The reporting persons are a group for purposes of filing this
Statement. See Exhibit 1 attached hereto.

ITEM 9.  Notice of dissolution of group.
         Not applicable.

ITEM 10.  Certifications.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  April 20, 2007

                                         ComVest Capital LLC

                                         By:  ComVest Capital Management LLC,
                                                     its managing member

                                              By: /s/ Cecilio M. Rodriguez
                                                  ------------------------
                                                      Cecilio M. Rodriguez



                                         ComVest Capital Management LLC

                                              By: /s/ Cecilio M. Rodriguez
                                                  ------------------------
                                                      Cecilio M. Rodriguez



                                         ComVest Group Holdings LLC

                                              By: /s/ Cecilio M. Rodriguez
                                                  ------------------------
                                                      Cecilio M. Rodriguez



                                         /s/ Michael S. Falk
                                         -------------------
                                         Michael S. Falk, individually

                                    Exhibit 1

         The name of the Reporting Person is ComVest Capital LLC, a Delaware limited liability company ("ComVest"). ComVest is a private investment company. The managing member of ComVest is ComVest Capital Management LLC, a Delaware limited liability company ("Management"), the managing member of which is ComVest Group Holdings, LLC, a Delaware limited liability company ("CGH"). Michael Falk ("Falk") is the Chairman and principal member of CGH. Falk is a citizen of the United States of America.